Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           GRAFTECH INTERNATIONAL LTD.

                  I, Karen G. Narwold, hereby certify that:

                  1. The name of the corporation is GrafTech International Ltd. (the "Corporation").

                  2. I am the Vice President, General Counsel, Human Resources and Secretary of the Corporation.

                  3. The Corporation is duly organized and validly existing under the General Corporation Law of the State of Delaware, as amended.

                  4. The Board of Directors of the Corporation, by resolutions duly adopted, declared it advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended in order to increase the number of authorized shares of common stock of the Corporation by 50,000,000 shares to 150,000,000 shares.

                  5. This Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted, effective May 28, 2003, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                  6. The first sentence of Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, amended in its entirety to be and read as follows:

         "SIXTH:           CAPITAL STOCK

                           The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred sixty million (160,000,000), of which one hundred fifty million (150,000,000) shall be common stock, par value $.01 per share (the "Common Stock"), and ten million (10,000,000) shall be preferred stock, par value $.01 per share (the "Preferred Stock")."

                  IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this 29th day of May, 2003.

                                     /s/ Karen G. Narwold
                                     -------------------------------------------
                                     Karen G. Narwold
                                     Vice President, General Counsel,
                                     Human Resources and Secretary


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State of Delaware       )
County of New Castle    )

Sworn to before me this day of May 29, 2003.

/s/  Sasha Boyle
-------------------------------------------
Notary Public